News Release
Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Stephen Weiland
Senior Vice President & Deputy CFO
Email:	stephen.weiland@brunswick.com

Contact:	Lee Gordon
Chief Communications Officer
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports Second Quarter Results

Sales Growth and Efficient Operational Execution Drive Strong Earnings and Record Cash Generation
Second Quarter GAAP Diluted EPS of $0.90 and As Adjusted Diluted EPS of $1.16
Updated 2025 Full-Year Guidance: As Adjusted Diluted EPS of Approximately $3.25
METTAWA, Ill., July 24, 2025 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2025:
Second Quarter 2025 Financial Results:

	Q2 2025
in millions (except per share data)	GAAP	Change vs Q2'24		As Adjusted	Change vs Q2'24
Net Sales	$1,447.0	0.2%		$1,447.0	0.2%
Operating Earnings	$103.3	(34.7) %		$126.0	(30.3) %
Operating Margin	7.1%	(390)	bps	8.7%	(380)	bps
Diluted EPS from Continuing Operations	$0.90	(41.9) %		$1.16	(35.6) %

bps = basis points

"Brunswick delivered strong second quarter results as the power of our market-leading products and brands, efficient operational execution and cost control, continued prudent pipeline inventory management, and the benefits from the resilient, recurring, aftermarket-focused portions of our portfolio, resulted in second quarter financial performance ahead of expectations. This was despite the challenging macro environment and uncooperative weather in many parts of the U.S. through the first two months of the quarter," said Brunswick Chairman and Chief Executive Officer, David Foulkes. "Year-to-date, boat unit retail sales in the value category are underperforming our initial expectations for the year, but continued overall resilience in the premium and core categories, combined with improving retail sales trends in July, is expected to provide a floor for wholesale performance in the second-half of the year. Tariffs continue to directly impact our earnings, while adding uncertainty for both our end-consumers and channel partners, but all our businesses are executing strongly on their mitigation plans, resulting in a smaller net tariff impact than originally anticipated.

We had another quarter of outstanding free cash flow generation, with $288 million of free cash generated in the quarter, a record for any second quarter in company history. This performance also resulted in a record first-half free cash flow of $244 million, a $279 million improvement versus first-half 2024. The free cash generated in the past three quarters represents the largest free cash flow generation in any fourth-through-second quarter period in Brunswick history.

Our propulsion business delivered strong year-over-year sales growth, with shipments to U.S. OEM customers outpacing expectations. Earnings and margins improved sequentially despite the anticipated tariff and absorption headwinds. Mercury's outboard engine lineup continues to take market share, gaining over 300 basis points of U.S. retail share in outboard engines over 300 horsepower in the quarter, and 30 basis points of share overall on a rolling twelve-month basis despite heavy wholesale shipments by competitors ahead of tariffs being implemented on Japanese imports. Mercury’s leadership in high horsepower outboard engines will be further reinforced by the new 425 and 350 horsepower engines launched earlier this week with performance, smoothness, quietness, weight, and other attributes far ahead of the competition.

Our engine parts and accessories business had another strong quarter, with slight year-over-year sales growth and steady earnings despite a weather-affected start to the boating season. This primarily aftermarket-based business continues to derive its success from stable boating participation and the world's largest marine distribution network, which in the U.S. has gained 180 basis points of market share on a rolling twelve-month basis, resulting from our ability to support same day or next day deliveries to most locations in the world.

Navico Group had slightly lower sales versus the second quarter of 2024 as aftermarket sales and sales to marine OEMs were modestly lower, however, sales trends continued to improve each month in the quarter. Navico Group earnings remained consistent with first quarter levels and were driven by enthusiastic customer acceptance of new products and steady operational performance. Year-to-date revenue for Navico Group is only down 2.5 percent versus the first-half of 2024, led by steady performance by the group's aftermarket businesses. Restructuring actions continue to gain traction despite tariff and market headwinds and, in the quarter, we consolidated two production locations, and transferred European distribution to a 3PL while, in July, we implemented a leaner organizational structure that will reduce expenses and increase agility.

Finally, our boat business had sales and operating earnings below the second quarter of 2024, consistent with lower planned wholesale shipments, but delivered strong sales and earnings growth versus the first quarter of 2025 as anticipated. Our Boat Group remains focused on gaining share in key categories, maintaining balanced field inventory levels, working closely with its channel partners to drive retail activity, and executing multiple structural actions to re-expand margins in the tighter market. Freedom Boat Club signed its first Middle East franchisee in June, based in Dubai. The club will be operational in the coming weeks in time for the boating season in this region, extending the reach of this unique alternative participation model, which now has 433 global locations.

Our second quarter results again demonstrated the resiliency of our portfolio, with our recurring revenue businesses and channels, including our engine P&A business, propulsion’s repower business, Freedom Boat Club, and Navico Group's aftermarket sales, contributing nearly 60 percent of our second quarter adjusted operating earnings. In addition, our strong cash flow has enabled us to complete $43 million in share repurchases through the second quarter, maintaining our commitment to return value to shareholders," Foulkes concluded.

2025 Second Quarter Results

For the second quarter of 2025, Brunswick reported consolidated net sales of $1,447.0 million, up from $1,443.9 million in the second quarter of 2024. Diluted EPS for the quarter was $0.90 on a GAAP basis and $1.16 on an as adjusted basis. Second quarter sales were slightly above prior year as steady wholesale ordering by dealers and OEMs, together with modest pricing benefits, offset the impact of continued challenging consumer demand market conditions. Operating earnings were down versus prior year as the impacts of reinstated variable compensation, lower absorption from decreased production levels, and tariffs were only partially offset by new product momentum, the benefits from the slight sales increase, and ongoing cost control measures throughout the enterprise. In addition, versus the second quarter of 2024:
Propulsion segment reported a 7 percent increase in sales resulting primarily from strong orders from U.S. OEMs, while operating earnings were below prior year primarily due to the impact of tariffs, lower absorption from decreased production levels, and the reinstatement of variable compensation, partially offset by cost control measures and the benefits from the increased sales. Sales and operating earnings both grew sequentially versus first quarter 2025.
Engine Parts and Accessories segment reported a 1 percent increase in sales versus the same period last year due to slightly stronger distribution sales. Sales from the Products business were down 4 percent, while the Distribution business sales were up 4 percent compared to prior year. Segment operating earnings were slightly down versus second quarter 2024, due solely to the enterprise factors listed above.
Navico Group segment reported a sales decrease of 4 percent versus second quarter 2024, with sales to both aftermarket channels and marine OEMs down modestly, partially offset by benefits from new product momentum. Segment operating earnings decreased due to the lower sales, tariffs, and the variable compensation reset.
Boat segment reported a 7 percent decrease in sales resulting from anticipated cautious wholesale ordering patterns by dealers, which was only partially offset by the favorable impact of modest model-year price increases. Freedom Boat Club had another strong quarter, contributing approximately 12 percent of segment sales including the benefits from recent acquisitions. Segment operating earnings were within expectations as the impact of net sales declines and the variable compensation reset was partially offset by pricing and continued cost control.
Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $334.7 million at the end of the second quarter, up $48.0 million from 2024 year-end levels.

Net cash provided by operating activities of continuing operations during the first six months of the year was $309.1 million including net earnings net of non-cash items and the impact of working capital.
Investing and financing activities resulted in net cash used of $251.0 million during the first half of 2025 including $212.7 million of repayments of short-term debt, $127.3 million of repayments of long-term debt, $82.6 million of capital expenditures, $56.6 million of dividend payments, and $43.1 million of share repurchases, net of $267.6 million of proceeds from the issuance of short-term debt.
2025 Outlook

As we pass the midpoint of the prime retail season in the U.S., and despite tariffs and continued challenging macro-economic conditions impacting our businesses, wholesale customers, channel partners, and the end-consumers who buy our products at retail around the world, Brunswick continues to drive steady earnings and extremely strong free cash flow, while focusing on delivering consistent shareholder returns. We're executing well against our marine-centric strategy and remain focused on: investing in new products and technologies, including increasing investment in specific areas that we expect will drive even further differentiation and market share gains for our brands; working closely and dynamically with our channel partners to maintain healthy and balanced boat, engine and parts pipelines and supporting them with appropriate incentive programs to stimulate demand; and mitigating the direct tariff impact on our businesses. We are progressing certain rationalization and manufacturing capacity optimization actions in the second-half of the year to improve short- and long-term profitability and cash flow in several of our businesses, while still driving incremental product cost and operating expense reductions, and maximizing the positive impact of our cash generation on our capital strategy.

Growing our technology leadership position will also remain a focus during the remainder of the year. Brunswick has already built significant momentum with implementation of AI for productivity and consumer-facing applications, and Brunswick’s large enterprise-wide software development teams that support all our businesses are trained on, and using, AI assisted coding tools. We will also shortly be launching AI powered customer service tools and, in addition, Brunswick’s autonomous docking system remains on-track to launch later this year.

In these challenging conditions, our resilient, recurring revenue businesses and channels continue demonstrating their earnings and cash flow power, which is helping to mitigate the impacts of market conditions. In addition, our substantial, vertically integrated U.S. manufacturing base, and the fact that we produce almost all our boats in the regions in which they are sold, positions us relatively well in an environment of persistent tariffs. These tailwinds help to counter the risks remaining related to our 2025 performance and guidance, primarily due to the uncertainties of macro-economic conditions, tariffs and trade policy, the direct and indirect impact of these uncertainties on our consumers, and the interest rate environment.

The net result is the following updated full-year guidance, which holds the midpoint of our sales and EPS guidance, while raising our free cash flow expectations, specifically:
1.Net sales of approximately $5.2 billion;
2.Adjusted diluted EPS of approximately $3.25;
3.Free cash flow in excess of $400 million; and
4.Third quarter 2025 revenue of between $1.1 and $1.3 billion, and adjusted diluted EPS of between $0.75 and $0.90.

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures used in this release, including adjusted operating earnings, adjusted operating margin, free cash flow, and adjusted diluted EPS, is provided in the reconciliation sections of the consolidated financial statements accompanying this release.
In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to acquisitions, among other adjustments.
Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled
Brunswick will hold a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, Chairman and Chief Executive Officer, Ryan M. Gwillim, Executive Vice President and Chief Financial and Strategy Officer, and Stephen Weiland, Senior Vice President and Deputy CFO. The call will be broadcast over the Internet at www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download, and install any needed audio software.
See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.
Security analysts and investors wishing to participate via telephone should call 877-900-9524 (no password needed). Callers outside of North America should call 412-902-0029 (no password needed) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 1 p.m. CDT on Thursday, July 31, 2025, by calling 877-660-6853 or 201-612-7415 (Access ID: 13754870). The replay will also be available at www.brunswick.com/investors.
Forward-Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “should,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including rising interest rates, and the amount of disposable income consumers have available for discretionary spending; changes to trade policy and tariffs, including retaliatory tariffs; changes in currency exchange rates; fiscal and monetary policy changes; adverse capital market conditions; competitive pricing pressures; higher energy and fuel costs; managing our manufacturing footprint and operations; loss of key customers; international business risks, geopolitical tensions or conflicts, sanctions, embargoes, or other regulations; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties; supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions; adverse weather conditions, climate change events and other catastrophic event risks; our ability to develop new and innovative products and services at a competitive price; absorbing fixed costs in production; our ability to meet demand in a rapidly changing environment; public health emergencies or pandemics; our ability to successfully implement our strategic plan and growth initiatives; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; our ability to integrate acquisitions and the risk for associated disruption to our business; the risk that restructuring or strategic divestitures will not provide business benefits; our ability to identify and complete targeted acquisitions; maintaining effective distribution; dealer and customer ability to access adequate financing; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; risks related to the Freedom Boat Club franchise business model; outages, breaches, or other cybersecurity events regarding our technology systems, which have affected and could further affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs; our ability to protect our brands and intellectual property; an impairment to the value of goodwill and other assets; product liability, warranty, and other claims risks; legal, environmental, and other regulatory compliance, including increased costs, fines, and reputational risks; risks associated with joint ventures that do not operate solely for our benefit; changes in income tax legislation or enforcement; managing our share repurchases; and risks associated with certain divisive shareholder activist actions.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2024 and subsequent quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release.

About Brunswick
Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique, technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include Mercury Marine, Mercury Racing, MerCruiser, and Flite. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Parts & Accessories, Land ‘N’ Sea, Lowrance, Simrad, B&G, Mastervolt, RELiON, Attwood, and Whale. Our boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft, and Quicksilver. Our service, digital and shared-access businesses include Freedom Boat Club, Boateka, and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has approximately 15,000 employees operating in 25 countries. In 2024, Brunswick was named one of America’s Best Large Employers for 2024 by Forbes Magazine for the sixth consecutive year in addition to winning more than 100 awards across the enterprise for the third straight year. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change
Net sales	$1,447.0	$1,443.9	—%	$2,668.8	$2,808.9	(5)%
Cost of sales	1,077.3	1,052.9	2%	1,995.2	2,044.3	(2)%
Selling, general and administrative expense	216.6	181.8	19%	424.6	385.5	10%
Research and development expense	41.8	43.0	(3)%	80.3	88.8	(10)%
Restructuring, exit and impairment charges	8.0	7.9	1%	9.1	21.4	(57)%
Operating earnings	103.3	158.3	(35)%	159.6	268.9	(41)%
Equity earnings	1.7	2.9	(41)%	3.9	5.4	(28)%
Other expense, net	(1.4)	(0.8)	75%	(0.1)	(0.8)	(88)%
Earnings before interest and income taxes	103.6	160.4	(35)%	163.4	273.5	(40)%
Interest expense	(30.0)	(32.6)	(8)%	(59.7)	(61.2)	(2)%
Interest income	1.7	4.7	(64)%	3.4	7.2	(53)%
Loss on early extinguishment of debt	—	—	NM	(3.7)	—	NM
Earnings before income taxes	75.3	132.5	(43)%	103.4	219.5	(53)%
Income tax provision	15.7	27.7	(43)%	23.6	46.3	(49)%
Net earnings from continuing operations	$59.6	$104.8	(43)%	$79.8	$173.2	(54)%

Net loss from discontinued operations, net of tax	(0.3)	(4.8)	(94)%	(0.3)	(5.2)	(94)%
Net earnings	$59.3	$100.0	(41)%	$79.5	$168.0	(53)%

Earnings per common share:
Basic
Earnings from continuing operations	$0.90	$1.55	(42)%	$1.21	$2.55	(53)%
Loss from discontinued operations	(0.01)	(0.07)	(86)%	(0.01)	(0.08)	(88)%
Net earnings	$0.89	$1.48	(40)%	$1.20	$2.47	(51)%

Diluted
Earnings from continuing operations	$0.90	$1.55	(42)%	$1.21	$2.54	(52)%
Loss from discontinued operations	(0.01)	(0.07)	(86)%	(0.01)	(0.07)	(86)%
Net earnings	$0.89	$1.48	(40)%	$1.20	$2.47	(51)%

Weighted average shares used for computation of:
Basic earnings per common share	66.0	67.6		66.1	67.9
Diluted earnings per common share	66.0	67.6		66.2	68.1

Effective tax rate	20.8%	20.9%		22.8%	21.1%

NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Consolidated
(in millions, except per share data)
(unaudited)

	Three Months Ended
	Operating Earnings		Diluted Earnings Per Share
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
GAAP	$103.3	$158.3	$0.90	$1.55
Restructuring, exit and impairment charges	8.0	7.9	0.09	0.09
Purchase accounting amortization	14.7	14.5	0.17	0.16
Acquisition, integration, and IT related costs	—	0.1	—	—
As Adjusted	$126.0	$180.8	$1.16	$1.80

GAAP operating margin	7.1%	11.0%
Adjusted operating margin	8.7%	12.5%

	Six Months Ended
	Operating Earnings		Diluted Earnings Per Share
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
GAAP	$159.6	$268.9	$1.21	$2.54
Restructuring, exit and impairment charges	9.1	21.4	0.10	0.24
Purchase accounting amortization	29.3	29.3	0.34	0.33
Acquisition, integration, and IT related costs	0.1	2.4	—	0.03
IT security incident costs	—	0.3	—	—
Special tax items	—	—	0.03	—
Loss on early extinguishment of debt	—	—	0.04	—
As Adjusted	$198.1	$322.3	$1.72	$3.14

GAAP operating margin	6.0%	9.6%
Adjusted operating margin	7.4%	11.5%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024
Propulsion	$598.2	$558.0	7.2%	$65.8	$85.6	(23.1)%	11.0%	15.3%
Engine Parts & Accessories	337.8	336.1	0.5%	71.7	75.6	(5.2)%	21.2%	22.5%
Navico Group	202.3	210.1	(3.7)%	(7.6)	(3.0)	NM	(3.8)%	(1.4)%
Boat	405.6	434.2	(6.6)%	11.1	24.8	(55.2)%	2.7%	5.7%
Corporate/Other	—	—		(37.7)	(24.7)	52.6%
Segment Eliminations	(96.9)	(94.5)	2.5%	—	—
Total	$1,447.0	$1,443.9	0.2%	$103.3	$158.3	(34.7)%	7.1%	11.0%

Segment Information - As Adjusted (Non-GAAP)

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024
Propulsion	$598.2	$558.0	7.2%	$67.3	$86.7	(22.4)%	11.3%	15.5%
Engine Parts & Accessories	337.8	336.1	0.5%	72.1	75.8	(4.9)%	21.3%	22.6%
Navico Group	202.3	210.1	(3.7)%	10.8	15.6	(30.8)%	5.3%	7.4%
Boat	405.6	434.2	(6.6)%	13.2	27.1	(51.3)%	3.3%	6.2%
Corporate/Other	—	—		(37.4)	(24.4)	53.3%
Segment Eliminations	(96.9)	(94.5)	2.5%	—	—
Total	$1,447.0	$1,443.9	0.2%	$126.0	$180.8	(30.3)%	8.7%	12.5%

Segment Information - GAAP

	Six Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024
Propulsion	$1,085.2	$1,136.2	(4.5)%	$111.9	$168.4	(33.6)%	10.3%	14.8%
Engine Parts & Accessories	593.1	598.5	(0.9)%	110.8	108.8	1.8%	18.7%	18.2%
Navico Group	410.5	421.0	(2.5)%	(10.4)	(5.4)	92.6%	(2.5)%	(1.3)%
Boat	777.7	859.9	(9.6)%	18.8	54.2	(65.3)%	2.4%	6.3%
Corporate/Other	—	—		(71.5)	(57.1)	25.2%
Segment Eliminations	(197.7)	(206.7)	(4.4)%	—	—
Total	$2,668.8	$2,808.9	(5.0)%	$159.6	$268.9	(40.6)%	6.0%	9.6%

Segment Information - As Adjusted (Non-GAAP)

	Six Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024	% Change	June 28, 2025	June 29, 2024
Propulsion	$1,085.2	$1,136.2	(4.5)%	$113.8	$176.2	(35.4)%	10.5%	15.5%
Engine Parts & Accessories	593.1	598.5	(0.9)%	111.2	112.3	(1.0)%	18.7%	18.8%
Navico Group	410.5	421.0	(2.5)%	22.0	30.7	(28.3)%	5.4%	7.3%
Boat	777.7	859.9	(9.6)%	22.3	58.7	(62.0)%	2.9%	6.8%
Corporate/Other	—	—		(71.2)	(55.6)	28.1%
Segment Eliminations	(197.7)	(206.7)	(4.4)%	—	—
Total	$2,668.8	$2,808.9	(5.0)%	$198.1	$322.3	(38.5)%	7.4%	11.5%
NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Propulsion Segment	Three Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$598.2	$558.0	$40.2	7.2%

GAAP operating earnings	$65.8	$85.6	$(19.8)	(23.1)%
Restructuring, exit and impairment charges	1.2	0.4	0.8	NM
Purchase accounting amortization	0.3	0.3	—	NM
Acquisition, integration, and IT related costs	—	0.4	(0.4)	NM
Adjusted operating earnings	$67.3	$86.7	$(19.4)	(22.4)%

GAAP operating margin	11.0%	15.3%		(430) bps
Adjusted operating margin	11.3%	15.5%		(420) bps

Engine Parts & Accessories Segment	Three Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$337.8	$336.1	$1.7	0.5%

GAAP operating earnings	$71.7	$75.6	$(3.9)	(5.2)%
Restructuring, exit and impairment charges	0.4	0.2	0.2	NM
Adjusted operating earnings	$72.1	$75.8	$(3.7)	(4.9)%

GAAP operating margin	21.2%	22.5%		(130) bps
Adjusted operating margin	21.3%	22.6%		(130) bps

Navico Group Segment	Three Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$202.3	$210.1	$(7.8)	(3.7)%

GAAP operating loss	$(7.6)	$(3.0)	$(4.6)	NM
Restructuring, exit and impairment charges	5.1	5.3	(0.2)	(3.8)%
Purchase accounting amortization	13.3	13.2	0.1	0.8%
Acquisition, integration, and IT related costs	—	0.1	(0.1)	NM
Adjusted operating earnings	$10.8	$15.6	$(4.8)	(30.8)%

GAAP operating margin	(3.8)%	(1.4)%		(240) bps
Adjusted operating margin	5.3%	7.4%		(210) bps
bps = basis points
NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Boat Segment	Three Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$405.6	$434.2	$(28.6)	(6.6)%

GAAP operating earnings	$11.1	$24.8	$(13.7)	(55.2)%
Restructuring, exit and impairment charges	1.0	1.7	(0.7)	(41.2)%
Purchase accounting amortization	1.1	1.0	0.1	10.0%
Acquisition, integration, and IT related costs	—	(0.4)	0.4	NM
Adjusted operating earnings	$13.2	$27.1	$(13.9)	(51.3)%

GAAP operating margin	2.7%	5.7%		(300) bps
Adjusted operating margin	3.3%	6.2%		(290) bps

Corporate/Other	Three Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
GAAP operating loss	$(37.7)	$(24.7)	$(13.0)	52.6%
Restructuring, exit and impairment charges	0.3	0.3	—	NM
Adjusted operating loss	$(37.4)	$(24.4)	$(13.0)	53.3%

Propulsion Segment	Six Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$1,085.2	$1,136.2	$(51.0)	(4.5)%

GAAP operating earnings	$111.9	$168.4	$(56.5)	(33.6)%
Restructuring, exit and impairment charges	1.2	6.0	(4.8)	(80.0)%
Purchase accounting amortization	0.6	0.9	(0.3)	(33.3)%
Acquisition, integration, and IT related costs	0.1	0.9	(0.8)	(88.9)%
Adjusted operating earnings	$113.8	$176.2	$(62.4)	(35.4)%

GAAP operating margin	10.3%	14.8%		(450) bps
Adjusted operating margin	10.5%	15.5%		(500) bps

Engine Parts & Accessories Segment	Six Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$593.1	$598.5	$(5.4)	(0.9)%

GAAP operating earnings	$110.8	$108.8	$2.0	1.8%
Restructuring, exit and impairment charges	0.4	3.5	(3.1)	(88.6)%
Adjusted operating earnings	$111.2	$112.3	$(1.1)	(1.0)%

GAAP operating margin	18.7%	18.2%		50 bps
Adjusted operating margin	18.7%	18.8%		(10) bps
bps = basis points
NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Navico Group Segment	Six Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$410.5	$421.0	$(10.5)	(2.5)%

GAAP operating loss	$(10.4)	$(5.4)	$(5.0)	92.6%
Restructuring, exit and impairment charges	5.9	8.0	(2.1)	(26.3)%
Purchase accounting amortization	26.5	26.4	0.1	0.4%
Acquisition, integration, and IT related costs	—	1.7	(1.7)	NM
Adjusted operating earnings	$22.0	$30.7	$(8.7)	(28.3)%

GAAP operating margin	(2.5)%	(1.3)%		(120) bps
Adjusted operating margin	5.4%	7.3%		(190) bps

Boat Segment	Six Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
Net sales	$777.7	$859.9	$(82.2)	(9.6)%

GAAP operating earnings	$18.8	$54.2	$(35.4)	(65.3)%
Restructuring, exit and impairment charges	1.3	2.7	(1.4)	(51.9)%
Purchase accounting amortization	2.2	2.0	0.2	10.0%
Acquisition, integration, and IT related costs	—	(0.2)	0.2	NM
Adjusted operating earnings	$22.3	$58.7	$(36.4)	(62.0)%

GAAP operating margin	2.4%	6.3%		(390) bps
Adjusted operating margin	2.9%	6.8%		(390) bps

Corporate/Other	Six Months Ended		2025 vs. 2024
	June 28, 2025	June 29, 2024	$ Change	% Change
GAAP operating loss	$(71.5)	$(57.1)	$(14.4)	25.2%
Restructuring, exit and impairment charges	0.3	1.2	(0.9)	(75.0)%
IT security incident costs	—	0.3	(0.3)	NM
Adjusted Operating loss	$(71.2)	$(55.6)	$(15.6)	28.1%
bps = basis points
NM = not meaningful

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 28, 2025		December 31, 2024	June 29, 2024
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$315.7		$269.0	$494.5
Restricted cash	18.2		16.9	16.2
Short-term investments in marketable securities	0.8		0.8	82.5
Total cash and short-term investments in marketable securities	334.7		286.7	593.2
Accounts and notes receivable, net	509.8		429.0	530.0
Inventories
Finished goods	832.7		846.9	1,008.0
Work-in-process	165.6		148.1	170.8
Raw materials	306.8		307.6	345.4
Net inventories	1,305.1		1,302.6	1,524.2
Prepaid expenses and other	86.7		95.5	80.7
Current assets	2,236.3		2,113.8	2,728.1

Net property	1,238.5		1,251.5	1,300.3

Other assets
Goodwill	986.1		966.1	1,024.1
Other intangibles, net	899.4		918.3	948.1
Deferred income tax asset	207.2		197.5	186.5
Operating lease assets	163.5		161.8	153.8
Equity investments	35.0		35.0	37.5
Other long-term assets	28.3		33.7	17.3
Other assets	2,319.5		2,312.4	2,367.3

Total assets	$5,794.3		$5,677.7	$6,395.7

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$176.6	`	$242.8	$454.7
Accounts payable	422.7		393.4	447.9
Accrued expenses	735.1		643.7	705.5
Current liabilities	1,334.4		1,279.9	1,608.1

Debt	2,097.5		2,097.8	2,372.4
Other long-term liabilities	457.4		407.7	401.6
Shareholders’ equity	1,905.0		1,892.3	2,013.6
Total liabilities and shareholders’ equity	$5,794.3		$5,677.7	$6,395.7

Supplemental Information
Debt-to-capitalization rate	54.4%		55.3%	58.4%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 28, 2025	June 29, 2024
Cash flows from operating activities
Net earnings	$79.5	$168.0
Less: net loss from discontinued operations, net of tax	(0.3)	(5.2)
Net earnings from continuing operations	79.8	173.2
Depreciation and amortization	143.2	139.8
Stock compensation expense	17.1	11.2
Asset impairment charges	0.4	5.4
Deferred income taxes	(0.6)	7.2
Changes in certain current assets and current liabilities	60.2	(255.4)
Extended warranty contracts and other deferred revenue	8.5	8.4
Income taxes	7.1	(24.6)
Other, net	(6.6)	2.4
Net cash provided by operating activities of continuing operations	309.1	67.6
Net cash used for operating activities of discontinued operations	(20.3)	(10.0)
Net cash provided by operating activities	288.8	57.6

Cash flows from investing activities
Capital expenditures	(82.6)	(101.1)
Purchases of marketable securities	—	(80.9)
Investments	0.5	1.2
Acquisition of businesses, net of cash acquired	—	(0.6)
Proceeds from the sale of property, plant and equipment	6.8	5.4
Other, net	5.3	—
Net cash used for investing activities	(70.0)	(176.0)

Cash flows from financing activities
Net proceeds from issuances of short-term debt	267.6	1.3
Payments of short-term debt	(212.7)	(2.3)
Net proceeds from issuances of long-term debt	—	396.9
Payments of long-term debt including current maturities	(127.3)	(1.3)
Common stock repurchases	(43.1)	(170.0)
Cash dividends paid	(56.6)	(56.8)
Tax withholding associated with shares issued for share-based compensation	(7.1)	(9.2)
Other, net	(1.8)	(1.4)
Net cash (used for) provided by financing activities	(181.0)	157.2

Effect of exchange rate changes	10.2	(7.0)
Net increase in Cash and cash equivalents and Restricted cash	48.0	31.8
Cash and cash equivalents and Restricted cash at beginning of period	285.9	478.9

Cash and cash equivalents and Restricted cash at end of period	333.9	510.7
Less: Restricted cash	18.2	16.2
Cash and cash equivalents at the end of period	$315.7	$494.5

Reconciliation
Free cash flow
Net cash provided by operating activities of continuing operations	$309.1	$67.6

Net cash (used for) provided by:
Capital expenditures	(82.6)	(101.1)
Proceeds from the sale of property, plant and equipment	6.8	5.4
Effect of exchange rate changes on cash and cash equivalents	10.2	(7.0)
Free cash flow	$243.5	$(35.1)